UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/28/2013

NewMarket Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  1-32190

Virginia	20-0812170
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

330 South Fourth Street, Richmond, VA 23219
(Address of principal executive offices, including zip code)

804-788-5000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On April 9, 2013, NewMarket Corporation (the "Company") announced that Wayne C. Drinkwater, Principal Accounting Officer and Controller, intends to retire on May 1, 2013. Mr. Drinkwater has been with the Company for 39 years and has served in a number of areas of increasing responsibility over that time period.

(e) On March 28, 2013, the Company entered into a Consulting Agreement with C.S. Warren Huang (the "Consulting Agreement"). As previously announced, Mr. Huang retired from the Company as of April 1, 2013. Under the terms of the Consulting Agreement, following his retirement, Mr. Huang will provide counsel and assistance to the Company in support of its businesses and in particular, Afton Chemical Corporation ("Afton Chemical"). For such consulting services, Mr. Huang will be paid $140,000 annually. The Consulting Agreement terminates on March 31, 2016, but may be extended by mutual consent of the Company and Mr. Huang. Mr. Huang previously served as President of Afton Chemical until December 31, 2012 and as Vice Chairman of Afton Chemical from January 1, 2013 through March 31, 2013.

This summary of the Consulting Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to all the terms of the Consulting Agreement, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

   10.1        Consulting Agreement, dated March 28, 2013, between NewMarket Corporation and C.S. Warren Huang.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewMarket Corporation

Date: April 09, 2013	By:	/s/ David A. Fiorenza
David A. Fiorenza
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Consulting Agreement, dated March 28, 2013, between NewMarket Corporation and C.S. Warren Huang